Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Jeffrey W. Farrar

Executive Vice President and CFO

(434) 964-2217

farrarj@vfgi.net

VIRGINIA FINANCIAL GROUP, INC.

ANNOUNCES FIRST QUARTER 2007 EARNINGS

Culpeper, VA, April 24, 2007—Virginia Financial Group, Inc. (NASDAQ: VFGI) (VFG) today reported first quarter 2007 earnings of $4.0 million, down 10.0% from $4.5 million for the first quarter of 2006. Net income per diluted share was $.37, down 9.8% from $.41 for the same period in 2006. VFG’s earnings for the first quarter of 2007 produced an annualized return on average assets (ROA) of 1.01% and an annualized return on average equity (ROE) of 10.72%, compared to prior year ratios of 1.19% and 12.95%, respectively. Excluding the effects of net-of-tax nonrecurring transaction of $150 thousand associated with the charter consolidation consummated during the quarter, earnings would have been $4.2 million or $.39 per share, resulting in a ROA of 1.05% and ROE of 11.17%, respectively.

O.R. Barham, Jr., President and CEO, commented, “The difficult operating environment coupled with some investments in future growth impacted our earnings for the quarter. The lack of balance sheet growth and spread compression exacerbated by a prolonged inversion of the yield curve resulted in a contraction of revenues derived from net interest income compared to the first quarter of 2006. Revenues from noninterest income were more encouraging, with growth of 11.1% on a recurring basis. The four full service retail branches and Winchester loan production office opened during 2006 are beginning to contribute, but continue to impact the rate of overhead growth. Asset quality continues to remain solid, while our trust and brokerage units enjoyed another solid quarter of earnings contribution. Market conditions will continue to challenge our ability to grow earnings in the short term.”

Financial Performance

Net Interest Income

Net interest income amounted to $14.4 million for the first quarter of 2007, down $510 thousand or 3.4% compared with $14.9 million for the same quarter in 2006. Net interest margin compression coupled with a reduction in the rate of growth in average earning assets contributed to this decrease. The net interest margin for the first quarter of 2007 was 4.05%, down three basis points sequentially compared to 4.08% for the fourth quarter of 2006, and down thirty basis points when compared to 4.35% for the first quarter of 2006. Asset yields rose sequentially, with an average yield on assets of 6.92% for the first quarter of 2007, compared to

6.82% for the fourth quarter of 2006 and 6.43% for the first quarter of 2006. Average cost of interest bearing deposits increased to 3.25% for the first quarter of 2007, as compared to 3.13% for the fourth quarter of 2006 and 2.38% for the first quarter of 2006. Average balances in VFG commercial paper increased to $63.8 million for the first quarter of 2007 at a cost of 4.73%, compared to $30.6 million at a cost of 4.00% for the first quarter of 2006 and remained stable on a linked quarter basis compared to $66.5 million at a cost of 4.67%. Average balances in FHLB advances increased to $62.2 million for the first quarter of 2007 at a cost of 5.00%, compared to $56.4 million at a cost of 4.18% for the first quarter of 2006 and stable on a linked quarter basis compared to $65.0 million at a cost of 4.70%.

Non-Interest Income

Total non-interest income was $3.8 million for the first quarter of 2007, up compared with $3.3 million for the first quarter of 2006 and down sequentially compared with $4.0 million for the fourth quarter of 2006. Retail banking fee income increased $136 thousand or 8.5% to $1.7 million, compared to $1.6 million in the first quarter of 2006. Mortgage banking revenue amounted to $599 thousand, a decrease of $34 thousand or 5.4%, as compared to $633 thousand for the first quarter of 2006, and down sequentially $98 thousand or 14.1% from the fourth quarter of 2006. Revenues from trust and brokerage for the first quarter were $1.1 million, up $46 thousand or 4.4% compared to $1.0 million in the first quarter of 2006, and up sequentially $105 thousand or 10.7% from the fourth quarter of 2006. Fiduciary and brokerage assets under management were $628 million at March 31, 2007, representing an increase of $30.0 million or 5.0% from $598 million at December 31, 2006. Included in other non-interest income during first quarter 2007 was income associated with an investment in bank owned life insurance of $119 thousand.

Non-interest Expense

Non-interest expense for the first quarter of 2007 amounted to $12.3 million, up $1.1 million or 9.9% from $11.2 million for the same period in 2006, and up sequentially $230 thousand or 1.9% from the fourth quarter of 2006. This increase reflects incremental operating costs of $471 thousand associated with four branches and a loan production office opened during 2006. Additionally, $231 thousand of non-recurring transaction costs associated with the consummated combination of our Second Bank & Trust affiliate and former Virginia Heartland Bank affiliate during the first quarter. Increases in other operating expenses are attributed to increases in training costs and aforementioned transaction costs. VFG’s efficiency ratio was 65.6% for the quarter, compared to 59.6% for the same quarter in 2006. Excluding the impact of the nonrecurring transaction costs, the efficiency ratio was 64.35% for the quarter.

Loan Portfolio

Average loans for the first quarter were $1.22 billion, up $61.4 million or 5.3% from the first quarter of 2006, and up sequentially from $1.21 billion for the fourth quarter of 2006. Period end loans were essentially flat for the quarter, and up $28.4 million or 2.4% over the last twelve months. Commercial real estate construction and commercial industrial reflect the largest quarterly sequential increases, as well as the largest increases for the twelve month period.

Deposits and Borrowings

Average deposits for the first quarter were $1.30 billion, up $36.1 million or 2.9% from the first quarter of 2006, and essentially flat with the fourth quarter of 2006. Excluding the impact of one large non-core deposit of $36 million outstanding at December 31, 2006, period end deposits were also flat sequentially. Average borrowings for the first quarter amounted to $154.9 million, an increase of $32.2 million or 26.2% compared to the same period in 2006, and down sequentially $983 thousand or .6% from the fourth quarter of 2006.

Capital

At March 31, 2007 VFG had total assets of $1.60 billion, compared to $1.55 billion at March 31, 2006. Shareholder’s equity at March 31, 2007 was $153.4 million, an increase of $14.1 million or 10.1% compared to March 31, 2006. Shareholder’s equity represented 9.58% of total assets at March 31, 2007, while tangible equity capital represented 8.58% of tangible assets at March 31, 2007. Book value at March 31, 2007 was $14.21 per share, compared to $12.94 at March 31, 2006.

Asset Quality

VFG’s ratio of non-performing assets as a percentage of total assets amounting to .17% as of March 31, 2007, compared to .13% at March 31, 2006 and .19% at December 31, 2006. Net charge-offs as a percentage of average loans receivable amounted to .05% for the quarter ended March 31, 2007, compared to .05% for the same period in 2006. At March 31, 2007, the allowance for loan losses was approximately five times the level of non-performing assets, while the allowance as a percentage of total loans amounted to 1.19%. VFG recorded a provision for loan losses for the first quarter of $165 thousand compared to net charge-offs of $164 thousand for the period, and compared to a provision of $510 thousand for the three months ended March 31, 2006. The reduction in provision is a result of reduced loan growth and continuing strength in asset quality during the period.

Other Events

Resource Reallocation Initiative

VFG has initiated a plan which involves the closing of five branches as well as some staffing adjustments throughout the Company. Each of these branches is located in slow growth to declining markets and not complimentary to future expansion plans of the company. The branches will be combined with existing branches nearby. A total of twenty-two FTE’s will be impacted, and the facilities will close during the third quarter 2007. Annual net cost savings from this component amount to approximately $1 million, with approximately $400 thousand expected to be realized in 2007. The additional staffing adjustments came about after much analysis to adjust appropriate staffing levels to better align the Company with current customer behaviors and organizational effectiveness. This analysis resulted in the companywide reduction of another twenty-one FTE’s effective immediately, creating annual cost savings of $1.2 million of which $450 thousand is expected to be realized in 2007. Severance benefits and transaction costs, which have not been reflected in cost savings estimates, are estimated at $300 thousand and will be accrued in the second quarter of 2007.

O.R. Barham, Jr., President and CEO, commented, “We are pleased to announce a resource reallocation initiative which reflects the results of a project that began in mid-2006 to evaluate the effectiveness of our business in a rapidly changing business environment. As in any business, growth patterns change, new delivery systems modify customer needs and behaviors and competition demands improved levels of customer service. This initiative will allow us to allocate critical resources to essential areas including further development of our higher growth markets.

Richmond Market Entry

VFG has opened a loan production office in Richmond, Virginia and hired T. Patrick Collins as Area Executive. Pat was most recently a Managing Director with SunTrust Robinson Humphrey, where he was responsible for originating capital market opportunities with SunTrust Bank’s Commercial and Private Wealth Management clients in the MidAtlantic Region. Pat’s experience includes comprehensive responsibilities for commercial, middle market and larger corporate relationships with the former Crestar Bank.

O.R. Barham, Jr., President and CEO, commented, “Our entry into the greater Richmond market follows a similar pattern we have used successfully over the years, that of initially entering the market through a loan production office to be followed by a retail presence. Pat is intimately familiar with and ingrained in the market. Our past relationship with him makes us confident that he can drive production, provide leadership and ensure our success in the market.”

About VFG

VFG is the holding company for Planters Bank & Trust Company of Virginia – in Staunton; Second Bank &

Trust – in Fredericksburg and Virginia Commonwealth Trust Company – in Culpeper. The Company is a traditional community banking provider, offering a full range of business and consumer banking services including trust and asset management service via its trust company affiliate. The organization maintains a network of forty branches serving Northern, Central and Southwest Virginia. It also maintains five trust and investment service offices in its markets.

Non-GAAP Financial Measures

This report refers to the efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income excluding gains or losses on securities, fixed assets and foreclosed assets. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. VFG, in referring to its net income, is referring to income under generally accepted accounting principles, or “GAAP.”

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from historical results, or those anticipated. When we use words such as “believes”, “expects”, “anticipates” or similar expressions, we are making forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date thereof. VFG wishes to caution the reader that factors, such as those listed below, in some cases have affected and could affect VFG’s actual results, causing actual results to differ materially from those in any forward looking statement. These factors include: (i) expected cost savings from VFG’s acquisitions and dispositions, (ii) competitive pressure in the banking industry or in VFG’s markets may increase significantly, (iii) changes in the interest rate environment may reduce margins, (iv) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, credit quality deterioration, (v) changes may occur in banking legislation and regulation (vi) changes may occur in general business conditions and (vii) changes may occur in the securities markets. Please refer to VFG’s filings with the Securities and Exchange Commission for additional information, which may be accessed at www.vfgi.net.

QUARTERLY PERFORMANCE SUMMARY

Virginia Financial Group, Inc. (NASDAQ: VFGI)

(Dollars in thousands, except per share data)

	For the Three Months Ended		Percent Increase
	3/31/2007	3/31/2006	(Decrease)
INCOME STATEMENT
Interest income - taxable equivalent	$25,495	$22,631	12.66%
Interest expense	10,591	7,308	44.92%
Net interest income - taxable equivalent	14,904	15,323	-2.73%
Less: taxable equivalent adjustment	549	458	19.87%
Net interest income	14,355	14,865	-3.43%
Provision for loan and lease losses	165	510	-67.65%
Net interest income after provision for loan and lease losses	14,190	14,355	-1.15%
Noninterest income	3,828	3,263	17.32%
Noninterest expense	12,287	11,183	9.87%
Provision for income taxes	1,713	1,971	-13.09%
Net income	$4,018	$4,464	-9.99%

PER SHARE DATA
Basic earnings	$0.37	$0.41	-9.76%
Diluted earnings	$0.37	$0.41	-9.76%

Shares outstanding	10,791,669	10,768,446

Weighted average shares -
Basic	10,789,966	10,765,223
Diluted	10,820,955	10,846,149

Dividends paid on common shares	$0.16	$0.15

PERFORMANCE RATIOS
Return on average assets	1.01%	1.19%	-15.13%
Return on average equity	10.77%	13.08%	-17.66%
Return on average realized equity (A)	10.72%	12.95%	-17.22%
Net interest margin (taxable equivalent)	4.05%	4.35%	-6.90%
Efficiency (taxable equivalent) (B)	65.58%	59.50%	10.22%

ASSET QUALITY
Allowance for loan losses
Beginning of period	$14,500	$13,581
Provision for loan losses	165	510
Charge offs	(211)	(173)
Recoveries	47	23
Net charge-offs	(164)	(150)
End of period	$14,501	$13,941
Non-performing assets:
Non-accrual loans	$2,709	$1,787
Loans 90+ days past due and still accruing	—	—
Foreclosed assets	38	79
Troubled debt restructurings	—	134
Total non-performing assets	$2,747	$2,000
to total assets:	0.17%	0.13%
to total loans plus foreclosed assets:	0.23%	0.17%
Allowance for loan losses to total loans	1.19%	1.17%
Net charge-offs (recoveries)	$164	$150
Net charge-offs to average loans outstanding	0.05%	0.05%

NOTES:

(A)	Excludes the effect on average stockholders’ equity of unrealized gains (losses) that result from changes in market values of securities and other comprehensive pension expense.
(B)	Computed by dividing non-interest expense by the sum of net interest income and non-interest income, net of gains or losses on securities, fixed assets and foreclosed assets.
(C)	Individual amounts shown above are calculated from actual, not rounded amounts in the thousands, which appear above.

QUARTERLY PERFORMANCE SUMMARY

Virginia Financial Group, Inc. (NASDAQ: VFGI)

(Dollars in thousands, except per share data)

	3/31/2007	3/31/2006	Percent Increase (Decrease)
SELECTED BALANCE SHEET DATA
(Dollars in thousands)
End of period balances
Cash and cash equivalents	$36,749	$64,402	-42.94%
Securities available for sale	264,129	228,463	15.61%
Securities held to maturity	3,331	3,320	0.33%
Total securities	267,460	231,783	15.39%
Real estate - construction	225,350	166,924	35.00%
Real estate - 1-4 family residential	313,012	303,639	3.09%
Real estate - commercial and multifamily	528,702	586,054	-9.79%
Commercial, financial and agricultural	112,455	93,503	20.27%
Consumer loans	31,176	36,909	-15.53%
All other loans	6,305	1,558	>100.00%
Total loans	1,217,000	1,188,587	2.39%
Deferred loan costs	935	659	41.88%
Allowance for loan losses	(14,501)	(13,941)	4.02%
Net loans	1,203,434	1,175,305	2.39%
Bank owned life insurance	10,350	—	—
Other assets	93,510	79,630	17.43%
Total assets	1,601,153	1,551,120	3.23%
Noninterest bearing deposits	240,649	256,910	-6.33%
Money market & interest checking	320,953	337,063	-4.78%
Savings	96,479	112,905	-14.55%
CD’s and other time deposits	619,674	566,174	9.45%
Total deposits	1,277,755	1,273,052	0.37%
Federal funds purchased and securities sold under agreements to repurchase	18,000	3,795	>100.00%
Federal Home Loan Bank advances	55,000	60,000	-8.33%
Subordinated debt	20,619	20,619	0.00%
Commercial paper	63,788	42,370	50.55%
Other borrowed funds	493	2	>100.00%
Other liabilities	12,115	11,995	1.00%
Total liabilities	1,447,770	1,411,833	2.55%
Total stockholders’ equity	$153,383	$139,287	10.12%
Accumulated comprehensive loss	$(686)	$(1,794)	-61.76%
Average balances

	For the Three Months Ended		Percent Increase
	3/31/2007	3/31/2006	(Decrease)
Total assets	$1,606,052	$1,524,863	5.32%
Total stockholders’ equity	$151,311	$138,364	9.36%
OTHER DATA
End of period full time employees	578	521

QUARTERLY PERFORMANCE SUMMARY

Virginia Financial Group, Inc. (NASDAQ: VFGI)

(Dollars in thousands)

	For the Three Months Ended		Percent Increase
	3/31/2007	3/31/2006	(Decrease)
Interest Income
Loans, including fees	$21,985	$19,433	13.13%
Deposits in other banks	6	35	-82.86%
Investment securities:
Taxable	1,834	1,499	22.35%
Tax-exempt	943	815	15.71%
Dividends	126	115	9.57%
Federal funds sold	53	276	-80.80%
Total interest income	24,947	22,173	12.51%

Interest Expense
Deposits	8,531	5,960	43.14%
Federal funds repurchased and securities sold under agreements to repurchase	108	86	25.58%
Federal Home Loan Bank advances	777	582	33.51%
Subordinated debt	417	374	11.50%
Commercial paper	754	302	>100.00%
Other borrowings	5	4	25.00%

Total interest expense	10,592	7,308	44.94%

Net interest income	14,355	14,865	-3.43%
Provision for loan losses	165	510	-67.65%
Net interest income after provision for loan losses	14,190	14,355	-1.15%

Noninterest Income
Retail banking fees	1,743	1,607	8.46%
Commissions and fees from fiduciary activities	828	811	2.10%
Brokerage fee income	256	227	12.78%
Other operating income	402	166	>100.00%
Losses on securities available for sale	—	(181)	-100.00%
Mortgage banking-related fees	599	633	-5.37%

Total noninterest income	3,828	3,263	17.32%

Noninterest Expense
Compensation and employee benefits	6,819	6,601	3.30%
Net occupancy	874	766	14.10%
Supplies and equipment	1,121	977	14.74%
Amortization-intangible assets	164	100	64.00%
Marketing	249	125	99.20%
State franchise taxes	244	248	-1.61%
Data processing	468	383	22.19%
Telecommunications	238	274	-13.14%
Professional fees	150	130	15.38%
Other operating expenses	1,960	1,579	24.13%
Total noninterest expense	12,287	11,183	9.87%
Income before income taxes	5,731	6,435	-10.94%
Income tax expense	1,713	1,971	-13.09%
Net income	$4,018	$4,464	-9.99%

VIRGINIA FINANCIAL GROUP INC.

CONSOLIDATED AVERAGE BALANCES, YIELDS AND RATES

THREE MONTHS ENDED MARCH 31, 2007 AND 2006

(Dollars in thousands)

	Three months ended March 31,
	2007			2006
Dollars in thousands	Average Balance	Interest Inc/Exp	Average Rates	Average Balance	Interest Inc/Exp	Average Rates
Assets
Loans receivable, net	$1,219,094	$22,026	7.33%	$1,157,736	$19,453	6.81%
Investment securities
Taxable	174,839	1,960	4.48%	152,945	1,614	4.28%
Tax exempt	94,854	1,451	6.12%	80,623	1,253	6.30%

Total investments	269,693	3,411	5.05%	233,568	2,867	4.98%

Interest bearing deposits	626	6	3.83%	5,961	35	2.38%
Federal funds sold	3,831	52	5.43%	30,691	276	3.65%

	274,150	3,469	5.05%	270,220	3,178	4.77%

Total earning assets	1,493,244	25,495	6.92%	1,427,956	22,631	6.43%

Total nonearning assets	112,808			96,907

Total assets	$1,606,052			$1,524,863

Liabilities and Stockholders’ Equity
Interest-bearing deposits
Interest checking	$159,417	$63	0.16%	$180,122	$198	0.45%
Money market	179,678	1,256	2.83%	166,666	701	1.71%
Savings	96,518	302	1.27%	120,090	195	0.66%
Time deposits:
Less than $100,000	414,884	4,434	4.33%	372,152	3,185	3.47%
$100,000 and more	213,672	2,475	4.70%	175,314	1,681	3.89%

Total interest-bearing deposits	1,064,169	8,530	3.25%	1,014,344	5,960	2.38%

Federal funds purchased and securities sold under agreements to repurchase	7,883	108	5.48%	14,801	86	2.36%
Federal Home Loan Bank advances	62,205	777	5.00%	56,427	582	4.18%
Subordinated debt	20,619	417	8.09%	20,619	374	7.36%
Commercial paper	63,805	754	4.73%	30,602	302	4.00%
Other borrowings	345	5	5.80%	254	4	6.39%

	154,857	2,061	5.32%	122,703	1,348	4.46%

Total interest-bearing liabilities	1,219,026	10,591	3.51%	1,137,047	7,308	2.60%

Total noninterest-bearing liabilities	235,715			249,452

Total liabilities	1,454,741			1,386,499
Stockholders’ equity	151,311			138,364

Total liabilities and stockholders’ equity	$1,606,052			$1,524,863

Net interest income (tax equivalent)		$14,904			$15,323

Average interest rate spread			3.41%			3.83%
Interest expense as percentage of average earning assets			2.88%			2.08%
Net interest margin			4.05%			4.35%